Exhibit 99.4
AMENDMENT TO EMPLOYMENT AGREEMENT
     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into as of the 21 day of September, 2006 by and between United Heritage Bank, a Florida banking corporation (the “Bank”) and Shirley L. Tyler (the “Executive”).
BACKGROUND
     The Bank and the Executive entered into an Employment Agreement as of March 15, 2004 (the “Employment Agreement”). The parties desire to enter into this Amendment to amend certain provisions of the Employment Agreement.
     NOW, THEREFORE, in consideration of the promises and of the covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Bank and the Executive covenant and agree as follows:
1. Defined Terms. Capitalized terms used in this Amendment shall have the meanings given to such terms in the Employment Agreement, unless otherwise provided in this Amendment.
2. Amendment of Section 8 of the Employment Agreement. The following provision is added to the Employment Agreement as new Section 8(g):
(g) Excise Tax. In the event that any consideration or other amount paid or payable to Executive hereunder as well as any other agreements between the Executive and the Bank constitutes or is deemed to be an “excess parachute payment” within the meaning of Section 280G(b) of the Internal Revenue Code of 1986 (or any other amended or successor provision) that is subject to the tax imposed pursuant to Section 4999 of the Internal Revenue Code of 1986 (or any other amended or successor provisions) (“Excise Tax”), the Bank shall pay to Executive an amount (“Gross-Up Amount”) that, after reduction of the amount of such Gross-Up Amount for all federal, state and local tax to which the Gross-Up Amount is subject (including the Excise Tax to which the Gross-Up Amount is subject) is equal to the amount of the Excise Tax to which such amount constituting an excess parachute payment is subject. For purposes of determining the amount of any Gross-Up Amount, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of residence of Executive on the date the excess parachute payment is made, net of the maximum reduction in federal income taxes that could be obtained from the deduction of such state and local taxes.
3. Effect of Amendment. Except as expressly modified by this Amendment, the terms, covenants and conditions of the Employment Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

	“BANK”		“EXECUTIVE”
	UNITED HERITAGE BANK		Shirley L. Tyler
By:	/s/ David G. Powers	/s/	Shirley L. Tyler Shirley L. Tyler
As Its:	President & CEO